                                                                EXHIBIT 4

                                                            EXECUTION COPY







                                CREDIT AGREEMENT


                                   dated as of


                                December 19, 1996


                                      among


                              ACNIELSEN CORPORATION


                     The Borrowing Subsidiaries Party Hereto


                            The Lenders Party Hereto

                           THE NORTHERN TRUST COMPANY,
                                   as Co-Agent

                                       and

                            THE CHASE MANHATTAN BANK,
                              Administrative Agent


         $125,000,000 REVOLVING CREDIT AND COMPETITIVE ADVANCE FACILITY

================================================================================
                                    FACILITY



================================================================================
                                                         [CS&M #6700-469]
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                                                                               3


                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----
                                    ARTICLE I

                                   Definitions

SECTION 1.01.      Defined Terms...................................    1
SECTION 1.02.      Classification of Loans and Borrowings .........   26
SECTION 1.03.      Terms Generally ................................   26
SECTION 1.04.      Accounting Terms; GAAP..........................   26
SECTION 1.05.      Exchange Rates..................................   27


                                   ARTICLE II

                                   The Credits

SECTION 2.01.      Commitments.....................................   27
SECTION 2.02.      Loans and Borrowings............................   29
SECTION 2.03.      Requests for Revolving Borrowings...............   30
SECTION 2.04.      Competitive Bid Procedure.......................   31
SECTION 2.05.      Swingline Loans.................................   34
SECTION 2.06.      Funding of Borrowings...........................   36
SECTION 2.07.      Interest Elections..............................   37
SECTION 2.08.      Termination and Reduction of  Commitments.......   39
SECTION 2.09.      Repayment of Loans; Evidence of Debt ...........   40
SECTION 2.10.      Prepayment of Loans.............................   41
SECTION 2.11.      Fees............................................   43
SECTION 2.12.      Interest........................................   44
SECTION 2.13.      Alternate Rate of Interest......................   45
SECTION 2.14.      Increased Costs; Illegality.....................   46
SECTION 2.15.      Break Funding Payments..........................   50
SECTION 2.16.      Taxes...........................................   51
SECTION 2.17.      Payments Generally; Pro Rata


                   Treatment; Sharing of Setoffs ...................   52
SECTION 2.18.      Mitigation Obligations; Replacement of
                        Lenders.....................................   55
SECTION 2.19.      Borrowing Subsidiaries...........................   56
SECTION 2.20.      Adjustment of Applicable Rate....................   57

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01.      Organization; Powers.............................   57
SECTION 3.02.      Authorization; Enforceability....................   57
SECTION 3.03.      Governmental Approvals; No Conflicts.............   58
SECTION 3.04.      Financial Condition; No Material Adverse Change..   58
SECTION 3.05.      Properties.......................................   59
SECTION 3.06.      Litigation and Environmental Matters.............   60
SECTION 3.07.      Compliance with Laws and Agreements..............   60
SECTION 3.08.      Investment and Holding Company Status............   61
SECTION 3.09.      Taxes............................................   61
SECTION 3.10.      ERISA............................................   61
SECTION 3.11.      Disclosure.......................................   61
SECTION 3.12.      Subsidiaries.....................................   62
SECTION 3.13.      Solvency.........................................   62


                                   ARTICLE IV

                                   Conditions

SECTION 4.01.      Effective Date...................................   62
SECTION 4.02.      Each Credit Event................................   64
SECTION 4.03.      First Credit Event...............................
SECTION 4.04.      Each Borrowing Subsidiary Credit Event ..........   65

                                    ARTICLE V

                              Affirmative Covenants

SECTION 5.01.      Financial Statements and Other

                        Information.................................   66
SECTION 5.02.      Notices of Material Events.......................   67
SECTION 5.03.      Existence; Conduct of Business...................   68
SECTION 5.04       Payment of Obligations...........................   68
SECTION 5.05.      Maintenance of Properties; Insurance.............   69
SECTION 5.06.      Books and Records; Inspection Rights.............   69
SECTION 5.07.      Compliance with Laws.............................   69
SECTION 5.08.      Use of Proceeds..................................   69

                                   ARTICLE VI

                               Negative Covenants

SECTION 6.01.      Indebtedness.....................................   70
SECTION 6.02.      Liens............................................   71
SECTION 6.03.      Fundamental Changes..............................   72
SECTION 6.04.      Investments, Loans, Advances,
                   Guarantees and Acquisitions; Hedging Agreements..   73
SECTION 6.05.      Restricted Payments and Issuances................   75
SECTION 6.06.      Transactions with Affiliates.....................   75
SECTION 6.07.      Sale and Lease-Back Transactions.................   75
SECTION 6.08.      Restrictive Agreements...........................   76
SECTION 6.09.      Certain Agreements...............................   76
SECTION 6.10.      Borrowing Subsidiaries...........................   77
SECTION 6.11.      Leverage Ratio...................................   77
SECTION 6.12.      Fixed Charge Coverage Ratio......................   77
SECTION 6.13.      Minimum EBITDA...................................   77


                                   ARTICLE VII

                   Events of Default................................   78

                                  ARTICLE VIII

                   The Administrative Agent.........................   81



                                   ARTICLE IX

                   Guarantee........................................   84

                                                                               6
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
                                                                                6
                                    ARTICLE X

                                  Miscellaneous
SECTION 10.01.     Notices.........................................   86
SECTION 10.02.     Waivers; Amendments.............................   87
SECTION 10.03.     Expenses; Indemnity; Damage Waiver..............   88
SECTION 10.04.     Successors and Assigns..........................   90
SECTION 10.05.     Survival........................................   93
SECTION 10.06.     Counterparts; Integration; Effectiveness........   94
SECTION 10.07.     Severability....................................   94
SECTION 10.08.     Right of Setoff.................................   94
SECTION 10.09.     Governing Law; Jurisdiction; Consent
                   to Service of Process...........................   95
SECTION 10.10.     WAIVER OF JURY TRIAL............................   96
SECTION 10.11.     Headings........................................   96
SECTION 10.12.     Confidentiality.................................   96
SECTION 10.13.     Interest Rate Limitation........................   97
SECTION 10.14.     Conversion of Currencies........................   97


SCHEDULES:

Schedule 1.01           -- Alternate Procedures
Schedule 1.01(a)        -- Spin-Off Related Payments
Schedule 2.01           -- Lenders, Commitments, Multicurrency
                           Lenders and Multicurrency Commitments
Schedule 3.06           -- Disclosed Matters
Schedule 3.12           -- Subsidiaries and Material Subsidiaries
Schedule 4.03           -- Credit Agreements
Schedule 6.02           -- Existing Liens
Schedule 6.04(a)        -- Existing Investments
Schedule 6.08           -- Restrictive Agreements


EXHIBITS:

Exhibit A -- Form of Assignment and Acceptance

Exhibit B-1 -- Form of Opinion of Company's Counsel

Exhibit B-2 -- Form of Opinion of Simpson Thacher & Bartlett

Exhibit C -- Form of Opinion of Borrowing Subsidiary's
                            Counsel

Exhibit D   --    Form of Borrowing Subsidiary Agreement

Exhibit E   --    Form of Borrowing Subsidiary Termination

                        CREDIT AGREEMENT dated as of December 19, 1996, among
                  ACNIELSEN CORPORATION, the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto, THE NORTHERN TRUST COMPANY, as Co-Agent, and THE CHASE MANHATTAN BANK, as Administrative Agent.



            The parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions

            SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

            "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

            "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

            "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

            "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Agreement Currency" has the meaning assigned to such term in Section 10.14.

            "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Alternate Procedures" means, with respect to the Multicurrency Loans in a specified Committed Currency, any alternate notice, funding or payment procedures approved by the Administrative Agent, the applicable Borrower and the Multicurrency Lenders and set forth in Schedule 1.01 or in one or more supplements thereto.

            "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

            "Applicable Rate" means, for any day, with respect to any Eurocurrency Revolving Loan, or with respect to the participation fees or commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurocurrency Spread/ Participation Fee Rate" or "Commitment Fee Rate", as the case may be, based upon the Fixed Charge Coverage Ratio for the most recently ended period of four fiscal quarters for which the Company's consolidated financial statements have been delivered pursuant to Section 5.01(a) or (b):

=========================================================================
                                       Eurocurrency         Commitment Fee
   Fixed Charge Coverage Ratio:           Spread/                Rate
                                   Participation Fee Rate
=========================================================================
            Category 1                     1.00%                 .300%
            ----------
      Less than 1.15 to 1.00
=========================================================================
            Category 2                     .750%                 .250%
            ----------
 Greater than or equal to 1.15 to
        1.00 and less than
     or equal to 1.20 to 1.00
=========================================================================
            Category 3                     .500%                 .200%
            ----------
     Greater than 1.20 to 1.00
=========================================================================

            Each change in the Applicable Rate resulting from a change in the Fixed Charge Coverage Ratio shall be effective during the period commencing on and including the date that is the second Business Day after the delivery to the Administrative Agent pursuant to Section 5.01(a) or (b) of consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (a) the Applicable Rate shall be determined by reference to Category 3 until the earlier of (i) the date on which the Company delivers its financial statements for the fiscal year ending December 31, 1996, pursuant to Section 5.01(a) and (ii) March 31, 1997, and (b) subject to Section 2.20, if the Company fails to deliver the consolidated financial statements required to be delivered by it pursuant to
Section 5.01(a) or (b) and such failure results in an Event of Default hereunder, the Applicable Rate shall be determined by reference to Category 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered, provided, further, that, if the Company fails to deliver the financial statements for the fiscal year ending December 31, 1996, pursuant to Section 5.01(a), the Applicable Rate shall be determined by reference to Category 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

            "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

            "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrower" means the Company or any Borrowing Subsidiary.

            "Borrowing" means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

            "Borrowing Date" means any Business Day specified in a notice pursuant to Section 2.03, 2.04 or 2.05 as a date on which the relevant Borrower requests Loans to be made hereunder.

            "Borrowing Request" means a request for a Revolving Borrowing in accordance with Section 2.03.

            "Borrowing Subsidiary" means, at any time, any Subsidiary of the Company designated as a Borrowing Subsidiary by the Company pursuant to Section
2.19 that has not ceased to be a Borrowing Subsidiary pursuant to such Section or Article VII; provided, that the Company owns or Controls at least 95% of the ordinary voting power of such Subsidiary.

            "Borrowing Subsidiary Agreement" means a Borrowing Subsidiary Agreement substantially in the form of Exhibit D.

            "Borrowing Subsidiary Termination" means a Borrowing Subsidiary Termination substantially in the form of Exhibit E.

            "Brazilian Facility" means that certain Unsecured Revolving Credit Facility dated as of November 1, 1996, between AC Nielsen Ltda. and The First National Bank of Boston, providing for unsecured revolving loans not to exceed at any time $13,000,000.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (i) when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (ii) when used in connection with a Multicurrency Loan, the term "Business Day" shall also exclude any day on which banks in the jurisdiction where such Loans are being made and where payments thereof are required to be made are required by law to remain closed.

            "Calculation Date" means (a) the last Business Day of each calendar month and such other Business Days during such calendar month as may be notified by the Company to the Administrative Agent and (b) at any time when the sum of the Revolving Credit Exposures exceeds 75% of the aggregate amount of the Lenders' Commitments, the last Business Day of each calendar week.

            "Capital Expenditures" means, for any period, without duplication
(a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or would be) reflected in a consolidated statement of cash flow of the Company for such period prepared in accordance with GAAP, and (b) the additions to hardware and software of the Company and its consolidated Subsidiaries that are (or would be) reflected in a consolidated statement of cash flow of the Company for such period prepared in accordance with GAAP.

            "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "Cash Interest Expense" means, for any period, Interest Expense paid in cash during such period.

            "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans or Swingline Loans.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Multicurrency Loans and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial amount of total Commitments is $125,000,000.

            "Committed Currency" means (a) Japanese Yen and (b) any other Eligible Currency that shall be designated by the Company in a notice delivered to the Administrative Agent and approved by the Administrative Agent and all the Lenders as a Committed Currency.

            "Company" means ACNielsen Corporation, a Delaware corporation.

            "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

            "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

            "Competitive Bid Request" means a request for Competitive Bids in accordance with Section 2.04.

            "Competitive Borrowing" means a Borrowing comprised of Competitive Loans.

            "Competitive Loan" means a Loan in dollars made pursuant to
Section 2.04.

            "Competitive Loan Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Competitive Loans at such time.

            "Consolidated Tangible Assets" means the total assets of the Company and its consolidated Subsidiaries less their consolidated Intangible Assets. For purposes of this definition, "Intangible Assets" means the amount of (i) all write-ups in the book value of any asset owned by the Company or a consolidated Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and other intangible assets.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

            "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

            "Dollar Equivalent" means, on any date of determination, with respect to any amount in any Committed Currency, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05(a) using the Exchange Rate with respect to such Committed Currency then in effect.

            "dollars" or "$" refers to lawful money of the United
States of America.

            "Domestic Borrowing Subsidiary" means any Borrowing Subsidiary organized under the laws of any jurisdiction in the United States.


            "EBITDA" means, for any period, the consolidated net income of the Company and its consolidated Subsidiaries for such period plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization expense, (d) extraordinary losses, (e) the Spin-Off Related Payments and (f) any other non-cash charges or expenses, minus, to the extent added in computing such consolidated net income for such period,
(i) consolidated interest income, (ii) extraordinary gains and (iii) any other non-cash income; provided that (i) EBITDA for the fiscal quarter ended March 31, 1996 shall be deemed to be $4,886,000, (ii) EBITDA for the fiscal quarter ended June 30, 1996 shall be deemed to be $34,763,000 and (iii) EBITDA for the fiscal quarter ended September 30, 1996 shall be deemed to be $38,558,000.

            "Effective Date" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 10.02).

            "Eligible Currency" means at any time any currency (other than dollars) that is freely tradeable and exchangeable into dollars in the London market and for which an Exchange Rate can be determined by reference to the Reuters World Currency Page or another publicly available service for displaying exchange rates.

            "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

            "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

            "Event of Default" has the meaning assigned to such term in
Article VII.

            "Exchange Rate" means, on any day, with respect to any Committed Currency, the rate at which such Committed Currency may be exchanged into dollars (and, for purposes of Section 2.13(i), the rate at which dollars may be exchanged into such Committed Currency), as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Committed Currency or as otherwise determined in accordance with the Alternate Procedures. In the event that such rate does not appear on any Reuters

World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Committed Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of dollars (or such Committed Currency, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

            "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (including branch profits or similar taxes) imposed as a result of a present or former connection between such Lender or the Administrative Agent and the Governmental Authority imposing such tax (other than any such connection arising solely from such Lender or the Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender (i) to the extent it is in effect and would apply as of the date such Foreign Lender becomes a party to this Agreement or (ii) to the extent it relates to payments received by a new lending office designated by such Foreign Lender and is in effect and would apply at the time such lending office is designated (other than any withholding tax imposed on payments (A) by any Borrowing Subsidiary that is designated after such Foreign Lender becomes a party to this Agreement or designates a new lending office or (B) by any Borrower from a Payment Location other than one specifically identified in this Agreement or any schedule hereto as of the date such Foreign Lender becomes a party to this Agreement or designates a new lending office), or (iii) that is attributable to such Foreign Lender's failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.16(a).

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Financial Officer" of any Person means the chief financial officer, treasurer or controller of such Person.

            "Fixed Charge Coverage Ratio" means, for any period, the ratio of
(a) EBITDA for such period to (b) the sum of (i) Cash Interest Expense for such period, (ii) Capital Expenditures made in cash during such period, (iii) cash tax payments by the Company and its consolidated Subsidiaries during such period, (iv) required principal payments (whether at maturity or pursuant to any amortization, sinking fund or mandatory prepayment, redemption or repurchase provisions) by the Company and its consolidated Subsidiaries in connection with Indebtedness for borrowed money or in connection with any Capital Lease Obligation, provided, that if the Brazilian Facility is terminated and all amounts outstanding thereunder are paid in full on or prior to June 30, 1997, fixed charges with respect to any period during which the Brazilian Facility is terminated and all amounts outstanding thereunder are paid in full shall not include any principal payments in respect of the Brazilian Facility, (v) expenditures in connection with acquisitions of other Persons or business units, but only to the extent that the consideration paid (other than consideration paid in equity or through an asset swap or assumption of indebtedness, in each case as permitted by the terms of this Agreement) in connection with acquisitions completed during any calendar year exceeds $10,000,000 and (vi) cash restructuring payments by the Company or its consolidated Subsidiaries during such period (but only to the extent such payments exceed $60,000,000 during the term of this Agreement), provided, that subclauses (i) through (vi) of clause (b) of this definition shall not include any Spin-Off Related Payment.

            "Fixed Rate" means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

            "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

            "Foreign Lender" means, with respect to any Loan, any Lender making such Loan that is organized under the laws of a jurisdiction other than the Relevant Jurisdiction.

            "Foreign Subsidiary" means any Subsidiary that is not organized under the laws of any jurisdiction in the United States.

            "Funded Indebtedness" means at any date, all Indebtedness for borrowed money and all Capital Lease Obligations of the Company and its consolidated Subsidiaries reflected on the consolidated balance sheet of the Company at such date in accordance with GAAP.

            "GAAP" means generally accepted accounting principles in the United States of America.

            "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

            "IJDA" means the Indemnity and Joint Defense Agreement dated as of October 28, 1996, among the Company, The Dun & Bradstreet Corporation and Cognizant Corporation, as amended by the side letter dated December 10, 1996, from the Company and confirmed and agreed by The Dun & Bradstreet Corporation and Cognizant Corporation.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and amounts payable to employees in the ordinary course of business), (f) all Indebtedness of others of the type described in the other clauses of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person would under applicable law or any agreement or instrument be liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such

Indebtedness provide that such Person shall not be liable therefor.

            "Indemnified Taxes" means Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement other than Excluded Taxes and Other Taxes.

            "Information Statement" means the Information Statement of the Company and Cognizant Corporation filed with the Securities and Exchange Commission on October 17, 1996.

            "Interest Election Request" means a request by the relevant Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

            "Interest Expense" means, for any period, the interest expense of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (i) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP and (iii) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP, provided that if the Brazilian Facility is terminated and all amounts outstanding thereunder are paid in full on or prior to June 30, 1997, Interest Expense with respect to any period during which the Brazilian Facility is terminated and all amounts outstanding thereunder are paid in full shall not include any Interest Expense in respect of the Brazilian Facility.

            "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest

Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period,
(c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

            "Interest Period" means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the relevant Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than one day or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

            "Investment" has the meaning assigned to such term in
Section 6.04.

            "Judgment Currency" has the meaning assigned to such term in Section 10.14.

            "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a Lender pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Multicurrency Lenders and the Swingline Lender.

            "Leverage Ratio" means, at any time, the ratio of (a) Total Debt at such time to (b) EBITDA minus Capital Expenditures for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time.

            "LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 (or, in the case of a Multicurrency Borrowing, the rate appearing on the Page for the applicable Committed Currency) of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent, in consultation with the Company, from time to time for purposes of providing quotations of interest rates applicable to dollar deposits (or, in the case of a Multicurrency Borrowing, deposits in the applicable Committed Currency) in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits (or the applicable Committed Currency) with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which the Administrative Agent is offered dollar deposits of $5,000,000 (or, in the case of a Multicurrency Borrowing, deposits in the applicable Committed Currency in an amount the Dollar Equivalent of which is approximately equal to $5,000,000) and for a maturity comparable to such Interest Period in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities issued by the Company), any purchase option, call or similar right of a third party with respect to such securities, except for any such option or similar right granted in connection with a transaction permitted under Section 6.03.

            "Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

            "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

            "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, and (b) the rights of or remedies available to the Lenders under this Agreement.

            "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

            "Material Subsidiary" means any Borrowing Subsidiary and any Subsidiary (a) the Consolidated Tangible Assets of which exceed 3% of the Consolidated Tangible Assets of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year or (b) the Net Revenue of which exceeds 3% of the Net Revenue of the Company and its consolidated Subsidiaries for the most recently completed fiscal year; provided, that (i) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (ii) in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 10% of the Consolidated Tangible Assets or 10% of the Net Revenue of the Company and its consolidated Subsidiaries as of the end of and for the most recently completed fiscal year, then one or more of such Subsidiaries designated by the Company (or, if the Company shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to Consolidated Tangible Assets), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

            "Maturity Date" means December 17, 1999.

            "Moody's" means Moody's Investors Service, Inc.

            "Multicurrency Borrowing" means a Borrowing comprised of Multicurrency Loans.

            "Multicurrency Commitment" means, with respect to each Multicurrency Lender, the commitment of such Lender (expressed in dollars) to make Multicurrency Loans, expressed as an amount representing the maximum aggregate Dollar Equivalent of the principal amount of such Lender's outstanding Multicurrency Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Multicurrency Lender's Multicurrency Commitment is set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Multicurrency Commitment, as applicable. The initial amount of the Multicurrency Commitments is $30,000,000.

            "Multicurrency Equivalent" means, on any date of determination, with respect to any amount in dollars, the equivalent in the relevant Committed Currency of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Committed Currency then in effect as determined pursuant to Section 1.05(a).

            "Multicurrency Lenders" means the Lenders designated as such on
Schedule 2.01 and any other Person that shall become a Multicurrency Lender pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a Multicurrency Lender pursuant to an Assignment and Acceptance.

            "Multicurrency Loan" means a Revolving Loan denominated in a Committed Currency.

            "Multicurrency Loan Exposure" means, with respect to any Lender at any time, such Lender's Applicable Percentage of the Dollar Equivalent of the aggregate principal amount of the outstanding Multicurrency Loans.

            "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Cash" means all cash and cash equivalents of the Company minus Funded Indebtedness and the Spin-Off Related Payments.

            "Net Revenue" means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

            "Obligations" means the obligations of each of the Borrowing Subsidiaries under this Agreement and the Borrowing Subsidiary Agreements with respect to the payment of (i) the principal of and interest on the Loans to each such Borrowing Subsidiary when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of each of the Borrowing Subsidiaries hereunder and thereunder.

            "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

            "Payment Location" means an office, branch or other place of business of any Borrower.

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

            "Permitted Acquisitions" means any acquisition by the Company or any of its Subsidiaries; provided that (i) at the time thereof and after giving effect thereto no Default shall have occurred and be continuing, (ii) the aggregate amount (or, in the case of consideration consisting of assets, fair market value) of the consideration paid by the Company and its Subsidiaries shall not exceed $50,000,000 on a cumulative basis for all such acquisitions subsequent to the date hereof, (iii) the Company would be in compliance with Sections 6.11, 6.12 and 6.13 for the most recent calculation period and as of the last day thereof as if such acquisition had been consummated at the beginning of such calculation period, (iv) the Company shall deliver to the Administrative Agent a certificate of a Financial Officer of the Company setting forth calculations in reasonable detail demonstrating compliance with the conditions set forth in clause (ii) and (iii) above); and (v) in the case of any such acquisition of any capital stock of or other ownership interests in any Person which is not then a Subsidiary of the Company, such acquisition will result in such Person becoming a Subsidiary of the Company.

            "Permitted Encumbrances" means:

            (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

            (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

            (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements; and

            (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

            "Permitted Investments" means:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

            (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

            (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

            (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

            "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) (i) subject to the provisions of Title IV of ERISA or
Section 412 of the Code or Section 302 of ERISA and (ii) in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            "Register" has the meaning set forth in Section 10.04.

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Relevant Jurisdiction" means (i) in the case of any Loan to the Company or any Domestic Borrowing Subsidiary, the United States of America, and
(ii) in the case of any Loan to any other Borrowing Subsidiary, the jurisdiction imposing (or having the power to impose) withholding tax on payments by such Borrowing Subsidiary under this Agreement.

            "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the total Competitive Loan Exposures of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

            "Reset Date" has the meaning set forth in Section 1.05(a).

            "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or of any option, warrant or other right to acquire any such shares of capital stock of the Company or any voluntary prepayments or redemptions in respect of any Indebtedness (other than any intercompany Indebtedness) at a time while an Event of Default shall have occurred and be continuing.

            "Revolving Borrowing" means a Borrowing comprised of Revolving Loans.

            "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) the outstanding principal amount of such Lender's Revolving Loans (excluding Multicurrency Loans, except to the extent such Lender shall have acquired a participation therein pursuant to Section 2.01(d)), (b) such Lender's Multicurrency Loan Exposure (other than the portion thereof attributable to Loans in which such Lender shall have acquired a participation pursuant to Section 2.01(d)) and (c) such Lender's Swingline Exposure at such time.

            "Revolving Loan" means a Loan made pursuant to Section 2.03.

            "S&P" means Standard & Poor's.

            "Spin-Off" means the distribution by The Dun & Bradstreet Corporation, to the holders of its common stock, of all outstanding shares of common stock of the Company and Cognizant Corporation, and all related transactions, including execution and delivery of any agreements between The Dun & Bradstreet Corporation, Cognizant Corporation or any subsidiary on the one hand, and the Company or any Subsidiary thereof on the other hand.

            "Spin-Off Information" means the Information Statement and the pro forma financial statements and projections of the Company after the Spin-Off, each of which have been delivered to the Lenders prior to the date hereof.

            "Spin-Off Related Payments" means the payments described on
Schedule 1.01(a).

            "Statutory Reserve Rate" means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the jurisdiction of such currency to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall, in the case of dollars, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

            "Subsidiary" means any subsidiary of the Company.

            "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposures at such time.

            "Swingline Lender" means The Chase Manhattan Bank, in its capacity as lender of Swingline Loans hereunder.

            "Swingline Loan" means a Loan in dollars made pursuant to
Section 2.05.

            "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "Total Debt" means, at any date, all indebtedness (including all Capital Lease Obligations) of the Company and its consolidated Subsidiaries at such date to the extent such indebtedness should be reflected on the consolidated balance sheet of the Company (excluding any such items which appear only in the notes to such consolidated balance sheet) at such date in accordance with GAAP.

            "Transactions" means the execution, delivery and performance by the Borrowers of this Agreement and the Borrowing Subsidiary Agreements, the borrowing of Loans and the use of the proceeds thereof.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

            "Wholly Owned Subsidiary" means a subsidiary all the capital stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Borrowing").

            SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns,
(c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections , Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

            SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

            SECTION 1.05. Exchange Rates. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Committed Currency and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than

Section 2.01(d), Section 2.07(e), Section 2.13(i), Section 2.14(g)(ii), Section
10.14 or any other provision expressly requiring the use of a current Exchange
Rate) be the Exchange Rates employed in converting any amounts between dollars and Committed Currencies.

            (b) Not later than 5:00 p.m., New York City time, on each Reset Date and each Borrowing Date with respect to Multicurrency Loans, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amount of the Multicurrency Loans then outstanding (after giving effect to any Multicurrency Loans made or repaid on such date) and (ii) notify the Lenders and the Company of the results of such determination.


                                   ARTICLE II

                                   The Credits

            SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans, denominated in dollars, to any Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (ii) the aggregate amount of the Lenders' Revolving Credit Exposures and Competitive Loan Exposures exceeding the aggregate amount of the Lenders' Commitments.

            (b) Subject to the terms and conditions set forth herein, each Multicurrency Lender agrees to make Multicurrency Loans, denominated in any Committed Currency, to any Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Equivalent of the aggregate principal amount of the Multicurrency Loans of any Multicurrency Lender exceeding such Lender's Multicurrency Commitment, (ii) the Dollar Equivalent of the aggregate principal amount of all outstanding Multicurrency Loans exceeding $30,000,000, (iii) any Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (iv) the aggregate amount of the Lenders' Revolving Credit Exposures and Competitive Loan Exposures exceeding the aggregate amount of the Lenders' Commitments.

            (c) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

            (d) In the event that any Multicurrency Borrowing shall be outstanding and (i) the principal of or interest on such Multicurrency Borrowing shall not be paid within three Business Days after the date on which it is due and the Multicurrency Lenders holding a majority in interest of the outstanding Multicurrency Loans of which such Multicurrency Borrowing is comprised shall deliver to the Administrative Agent a request that the provisions of this paragraph take effect with respect to such Borrowing or (ii) the Commitments shall be terminated or the Loans accelerated pursuant to Article VII, then (w) each Lender shall acquire at face value a participation in the Obligations of the applicable Borrower in respect of the principal of and interest on such Multicurrency Borrowing equal to its Applicable Percentage of such Obligations,
(x) such Obligations shall without further action be converted into Obligations denominated in dollars at the applicable Exchange Rate on the date of such conversion, as determined by the Administrative Agent in accordance with the terms hereof, (y) such converted obligations will bear interest at the rate applicable to overdue ABR Borrowings under Section 2.12(d) and (z) each Lender shall pay the purchase price for its Applicable Percentage of the dollar amount thereof by wire transfer of immediately available funds in dollars to the Administrative Agent in the manner provided in Section 2.06 (and the Administrative Agent shall promptly wire the amounts so received to the Multicurrency Lenders ratably in accordance with their respective Multicurrency Loans comprising such Multicurrency Borrowing). Upon any event specified in clause (ii) above, the Multicurrency Commitments shall be permanently terminated. The obligations of the Lenders to acquire and pay for participations in Multicurrency Borrowings pursuant to this paragraph shall be absolute and unconditional under any and all circumstances.

            SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan (other than a Multicurrency Loan) shall be made as part of a Borrowing consisting of Revolving Loans denominated in dollars and made by the Lenders ratably in accordance with their respective Commitments. Each Multicurrency Loan shall be made as part of a Borrowing consisting of Multicurrency Loans denominated in the same Committed Currency and made by the Multicurrency Lenders ratably in accordance with their Multicurrency Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders and the Multicurrency Commitments of the Multicurrency Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

            (b) Subject to Section 2.13, (i) each Revolving Borrowing (other than a Multicurrency Borrowing) shall be comprised entirely of Eurocurrency Loans or ABR Loans as the applicable Borrower may request in accordance herewith, (ii) each Multicurrency Borrowing shall be comprised of Eurocurrency Loans and (iii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

            (c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is at least $1,000,000 (or the Dollar Equivalent thereof) and, in the case of a Borrowing denominated in dollars, an integral multiple of

$1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount that is at least $5,000,000 and an integral multiple of $1,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Revolving Borrowings outstanding.

            (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

            SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing (other than a Multicurrency Borrowing), not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Multicurrency Borrowing, not later than 10:00 a.m., London time, three Business Days before the date of the proposed Borrowing (or at such other time as shall be specified in the Alternate Procedures) or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (i) the aggregate amount of the requested Borrowing;

            (ii) the date of such Borrowing, which shall be a Business
      Day;

            (iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

            (iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period", and the currency of such Borrowing, which shall be dollars or a Committed Currency; and

            (v) the location and number of the relevant Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no currency is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected dollars. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section , the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

            SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids for Competitive Loans denominated in dollars and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the Revolving Credit Exposures and the Competitive Loan Exposures at any time shall not exceed the aggregate amount of the Lenders' Commitments. To request Competitive Bids, a Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrowers may submit jointly up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

            (i) the aggregate amount of the requested Borrowing;

            (ii) the date of such Borrowing, which shall be a Business
      Day;

            (iii) whether such Borrowing is to be a Eurocurrency
      Borrowing or a Fixed Rate Borrowing;

            (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

            (v) the location and number of the relevant Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Promptly following receipt of a Competitive Bid Request in accordance with this Section , the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

            (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to any Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurocurrency Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the applicable Borrower) of the Competitive Loan or Loans that the Lender is willing to make,
(ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

            (c) The Administrative Agent shall promptly notify the relevant Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

            (d) Subject only to the provisions of this paragraph, a Borrower may accept or reject any Competitive Bid. The relevant Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurocurrency Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by such Borrower. A notice given by any Borrower pursuant to this paragraph shall be irrevocable.

            (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

            (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the relevant Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section .

            SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in
(i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the aggregate Revolving Credit Exposures and Competitive Loan Exposures exceeding the aggregate amount of the Lenders' Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

            (b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline

Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan or to such other account as may be specified in the applicable Borrowing Request.

            (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section
2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the

Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

            SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan (other than a Multicurrency Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent in New York City and designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request or to such other account as may be specified in the applicable Borrowing Request or Competitive Bid Request. Each Multicurrency Lender shall make each Multicurrency Loan to be made by it hereunder on the proposed date thereof by wire transfer of such immediately available funds as may then be customary for the settlement of international transactions in the applicable Committed Currency, by 11:00 a.m., London time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Multicurrency Lenders (or by such other time and to such other account as shall be specified in the Alternate Procedures). The Administrative Agent will make such Multicurrency Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent in London

(or, in the case of any Multicurrency Loan, in each other city as shall be designated in the Alternate Procedures) and designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request or to such other account as may be specified in the applicable Borrowing Request or Competitive Bid Request.

            (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and each Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the Federal Funds Effective Rate (in the case of a Borrowing in dollars) and (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing in a Committed Currency) or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing and the Administrative Agent shall return to any Borrower any amount (including interest) paid by such Borrower to the Administrative Agent pursuant to this paragraph.

            SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.

Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section . A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing or (ii) convert any Multicurrency Borrowing to an ABR Borrowing.

            (b) To make an election pursuant to this Section , a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower.

            (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

            (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

            (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii) whether the resulting Borrowing is to be an ABR
      Borrowing or a Eurocurrency Borrowing; and

            (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month's duration.

            (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

            (e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is a Multicurrency Borrowing, in which case such Borrowing shall become due and payable on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing (other than a Multicurrency Borrowing) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Multicurrency

Borrowing shall be converted into an ABR Loan at the Exchange Rate determined by the Administrative Agent on the last day of the Interest Period applicable thereto.

            SECTION 2.08.  Termination and Reduction of Commitments.
(a) Unless previously terminated, the Commitments and the Multicurrency Commitments shall terminate on the Maturity Date.

            (b) The Company may at any time terminate, or from time to time reduce, the Commitments or the Multicurrency Commitments; provided that (i) each reduction of the Commitments or the Multicurrency Commitments shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Revolving Credit Exposures and Competitive Loan Exposures would exceed the aggregate amount of the Lenders' Commitments.

            (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments or the Multicurrency Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments or the Multicurrency Commitments shall be permanent. Each reduction of the Commitments or the Multicurrency Commitments shall be made ratably among the Lenders or the Multicurrency Lenders, as the case may be, in accordance with their respective Commitments or Multicurrency Commitments.

            SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender or Multicurrency Lender, as applicable, the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan of such Lender made to such Borrower on the last day of the Interest Period applicable to such Loan and
(iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan of such Borrower on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after the day such Swingline Loan is made; provided that on each date that a Revolving Borrowing in dollars is made by a Borrower, such Borrower shall repay all Swingline Loans of such Borrower then outstanding.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type (and, in the case of a Multicurrency Loan, the currency) thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

            (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

            SECTION 2.10. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section ; provided that no Borrower shall have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

            (b) If, on the last day of any Interest Period for any Borrowing, the aggregate amount of the Revolving Credit Exposures and Competitive Loan Exposures exceeds the aggregate amount of the Lenders' Commitments, the relevant Borrower shall, on such day, prepay Revolving Loans in an amount equal to the lesser of (i) such excess and (ii) the amount of such Borrowing. If, on any Reset Date, the aggregate amount of the Revolving Credit Exposures and Competitive Loan Exposures exceeds 105% of the aggregate amount of the Lenders' Commitments, then the Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings in an aggregate principal amount equal to the excess, if any, of the aggregate amount of the

Revolving Credit Exposures and Competitive Loan Exposures (as of such Reset
Date) over the aggregate amount of the Lenders' Commitments.

            (c) If, on the last day of any Interest Period for any Multicurrency Borrowing, the Dollar Equivalent of the aggregate principal amount of outstanding Multicurrency Loans exceeds $30,000,000, the relevant Borrower shall, on such day, prepay such Multicurrency Borrowing in an amount equal to the lesser of (i) such excess and (ii) the amount of such Borrowing.

            (d) The relevant Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing (other than a Multicurrency Borrowing), not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Multicurrency Borrowing, not later than 2:00 p.m., London time, three Business Days before the date of prepayment (or such other applicable time as shall be set forth in the Applicable Procedures), (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in

Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

            SECTION 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, solely for purposes of this paragraph (a), Competitive Loans and Swingline Loans will not be deemed to utilize the Commitments. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.

            (b) The Company agrees to pay to the Administrative Agent for the account of each Lender a utilization fee which shall accrue at a rate of .250% per annum on such Lender's Applicable Percentage of the amount (or Dollar Equivalent of the amount) of the Loans outstanding hereunder on and in respect of each day on which the aggregate Loans outstanding (or Dollar Equivalent thereof) exceeds $75,000,000. The utilization fee shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments have been terminated and all outstanding Loans repaid, commencing on the first such date to occur after the date hereof.

            (c) The Company agrees to pay to the Administrative Agent for the account of each Multicurrency Lender a fronting fee which shall accrue at .125% per annum on the Dollar Equivalent of the daily amount of the outstanding Multicurrency Loans of such Lender. Accrued fronting fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments have been terminated and all outstanding Loans repaid, commencing on the first such date to occur after the date hereof.

            (d) The Company agrees to pay to the Administrative Agent for the account of each Lender a Participation Fee which shall accrue at the Applicable Rate on such Lender's Applicable Percentage of the Dollar Equivalent of the daily amount of outstanding Multicurrency Loans. Accrued participation fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments have been terminated and all outstanding Loans repaid, commencing on the first such date to occur after the date hereof.

            (e) All fees payable hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (f) The Company agrees to pay to the Administrative Agent, for its own account, fees in the amounts and payable at the times separately agreed upon between the Company and the Administrative Agent.

            (g) All fees payable under paragraphs (a) through (d) and paragraph
(f) above shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution (i) in the case of commitment fees, utilization fees and participation fees, to the Lenders and (ii) in the case of fronting fees, to the Multicurrency Lenders. Fees paid shall not be refundable under any circumstances.

            SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate.

            (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such

Borrowing plus, in the case of Loans other than Multicurrency Loans, the Applicable Rate. Each Multicurrency Loan that is not a Eurocurrency Loan shall bear interest at a rate specified in the Alternate Procedures.

            (c) Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

            (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable (or most recently applicable) to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

            (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

            (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or

366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be presumed correct absent manifest error.

            SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

            (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

            (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurocurrency Competitive Loan, the Lender that is required to make such Loan) that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

            (c) in the case of a Multicurrency Borrowing, the Administrative Agent determines (which determination shall be presumed correct absent manifest error) that deposits in the applicable Committed Currency are not generally available, or cannot be obtained by the Multicurrency Lenders, in the London interbank market;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing so requested to be continued shall, at the option of the Company, be repaid on the last day of the then current Interest Period with respect thereto or shall be converted to an ABR Borrowing denominated in dollars at the Exchange Rate determined by the Administrative Agent in accordance with this Agreement on the last day of the then current Interest Period with respect thereto, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing (other than a Multicurrency Borrowing), such Borrowing shall be made as an ABR Borrowing and (iii) any request by any Borrower for a Eurocurrency Competitive Borrowing or a Multicurrency Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests for Eurocurrency Competitive Borrowings may be made to Lenders that are not affected thereby and, if the circumstances giving rise to such notice do not affect all applicable currencies, then requests for Eurocurrency Borrowings may be made in the currencies that are not affected thereby.

            SECTION 2.14.  Increased Costs; Illegality

            (a) If any Governmental Authority in the jurisdiction of any currency shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such currency, or by reference to which interest rates applicable to Loans in such currency are determined, and the result of such requirement shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Revolving Loan in such currency by an amount deemed by such Lender to be material, and such Lender shall deliver to the Company a notice requesting compensation under this paragraph and setting forth the applicable Statutory Reserve Rate, then the Company will pay or cause the applicable Borrower to pay to such Lender on each Interest Payment Date with respect to each affected Loan an amount equal to the difference between (i) the interest payable on such Loan or such date and (ii) the interest that would have been payable had such Loan borne interest at a rate equal to (A) the LIBO Rate for the applicable Interest Period multiplied by the applicable Statutory Reserve Rate plus (B) the Applicable Rate or Margin applicable to such Loan.

            (b) If any Change in Law shall impose on any Lender or the London interbank market (or any other market in which the funding operations of such Lender shall be conducted with respect to any Committed Currency) any condition affecting this Agreement or Eurocurrency Loans made by such Lender (other than any reserve, liquid asset or similar requirement referred to in paragraph (a) above), and the result thereof shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or to reduce the amount of any sum received or receivable by such Lender in respect thereof by an amount deemed by such Lender to be material, then the Company will pay or cause the applicable Borrower to pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

            (c) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

            (d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Company and shall be presumed correct absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            (e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

            (f) Notwithstanding the foregoing provisions of this Section , a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced or be otherwise known to it prior to submission of the Competitive Bid pursuant to which such Loan was made.

            (g) Notwithstanding any other provision of this Agreement, if, after the date hereof, (i) any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it impracticable for the Multicurrency Lenders holding a majority in interest of the outstanding Multicurrency Loans denominated in the affected Committed Currency to make or maintain Multicurrency Loans denominated in such Committed Currency to, or for the account of, the Borrower, then, by written notice to the Company and to the Administrative Agent:

            (i) such Lender may declare that Eurocurrency Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans), whereupon any request for a Eurocurrency Borrowing (in the affected currency or currencies) (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan or a Loan denominated in dollars, as the case may be (or a request to continue an ABR Loan as such or to convert a Eurocurrency Loan into an ABR Loan, as the case may be, on the last day of the then current Interest Period with respect thereto), unless such declaration shall be subsequently withdrawn; provided that upon any such request by any such Lender, the Company may repay any Eurocurrency Loan on the last day of the then current Interest Period with respect thereto in lieu of converting any such Eurocurrency Loan into an ABR Loan; and

          (ii) such Lender may require that all outstanding Eurocurrency Loans (in the affected currency or currencies), made by it be converted to ABR Loans or Loans denominated in dollars, as the case may be, in which event all such Eurocurrency Loans (in the affected currency or currencies) shall be converted to ABR Loans or Loans denominated in dollars, as the case may be, as of the effective date of such notice as provided in paragraph (h) below and at the Exchange Rate on the date of such conversion or, at the option of the Company, repaid on the last day of the then current Interest Period with respect thereto.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans or Loans denominated in dollars, as the case may be, made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans or Loans denominated in dollars, as the case may be.

      (h) For purposes of this Section 2.14, a notice to the Company by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Company.

            SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the conversion of any Multicurrency Loan to a dollar denominated Loan pursuant to Section 2.01(d),
Section 2.13(i) or Section 2.14(g)(ii), (d) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(d) and is revoked in accordance herewith), (e) the failure to borrow any Eurocurrency Competitive Loan after accepting the Competitive Bid to make such Loan, or (f) the assignment of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event (and in the case of any conversion of Multicurrency Loans to dollar denominated Loans, such loss, cost or expense shall also include any loss, cost or expense sustained by a Multicurrency Lender as a result of such conversion). In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be equal, except as otherwise provided in the preceding sentence, to an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan (and in the same currency as such Loan) for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in the same currency from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be presumed correct absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            SECTION 2.16. Taxes. (a) Any and all payments by or an account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section ) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The relevant Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section ), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of the Relevant Jurisdiction or any treaty to which the Relevant Jurisdiction is a party shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.

            (f) If the Company and a Lender (or, in the case of a payment to the Administrative Agent, the Administrative Agent) (each, a "Payee") agree that an Indemnified Tax paid by a Borrower under Section 2.16(a) or (c) with respect to payments by such Borrower to such Payee should more likely than not be refunded by the relevant Governmental Authority under applicable law, such Payee shall, at the request of the Company and at its expense, take such steps as are necessary or appropriate to obtain a refund of such Indemnified Tax. If any Payee receives a refund of any Indemnified Tax paid by any Borrower under
Section 2.16(a) or (c) (including, without limitation, a refund received pursuant to the preceding sentence), the amount of such refund (together with any interest received from the Governmental Authority thereon) shall be paid to such Borrower.

            SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or under Section 2.14, 2.15 or 2.16, or otherwise) from a Payment Location in the United States or the United Kingdom prior to 1:00 p.m., New York City time (or 1:00 p.m., London time, in respect of principal of or interest on any Multicurrency

Loan) (or, in the case of any Multicurrency Loan, from such other Payment Location or by such other time as shall be specified in the Alternate Procedures), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made in dollars to the Administrative Agent at its offices at 270 Park Avenue, New York, New York (or, in the applicable Committed Currency to the Administrative Agent at its offices at Trinity Tower, 9 Thomas Moore Street, London, or at such other offices as shall be specified in the Alternate Procedures), except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension at the same rate then in effect with respect thereto. All Loans hereunder shall be denominated and made, and all payments hereunder (whether of principal, interest or otherwise) shall be made, in dollars, except that Eurocurrency Revolving Loans may be denominated and made in Committed Currencies as expressly provided herein and principal of and interest on any Eurocurrency Revolving Loan made in a Committed Currency shall be paid in such Committed Currency and the fronting fees payable under paragraph (c) of Section 2.11 shall be paid in dollars or as shall be specified in the Alternate Procedures.

            (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

            (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans or in Multicurrency Loans resulting in such Lender obtaining a proportionately greater reduction of its Revolving Credit Exposure than the reduction obtained by any other Lender, then the Lender obtaining such greater reduction shall purchase (for cash at face value) participations in the Revolving Loans or participations in Swingline Loans or Multicurrency Loans, as the case may be, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their Revolving Credit Exposures; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

            (d) Unless the Administrative Agent shall have received notice from the Company or the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) in the case of a Borrowing in dollars, at the Federal Funds Effective Rate and (ii) in the case of a Borrowing in a Committed Currency, at the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount.

            (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

            SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation or delivers a notice under Section 2.14 (other than paragraph (a) of such Section ), or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (b) If any Lender requests compensation or delivers a notice under
Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender does not approve any currency as a Committed Currency, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not a Lender, the Company shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Swingline Lender and each Multicurrency Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

            SECTION 2.19. Borrowing Subsidiaries. On or after the Effective Date, the Company may designate any Subsidiary of the Company (of which the Company owns or Controls at least 95% of the ordinary voting power) as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate such Borrowing Subsidiary's right to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

            SECTION 2.20. Adjustment of Applicable Rate. In the event that the Applicable Rate should have been based on a higher Category but for the fact that the Company failed to deliver on time the consolidated financial statements required to be delivered by it pursuant to Sections 5.01(a) or (b), (a) the Administrative Agent shall determine the higher Applicable Rate and shall apply such higher Applicable Rate (or if Category 1 applies in accordance with the definition of Applicable Rate, Category 1) retroactively to the due date of delivery of such financial statements and shall notify the Company and the Lenders thereof and of the difference between (i) the amount paid by the Company prior to such determination and (ii) the amounts that would have been so paid if such adjustment had been made on the due date of delivery of said financial statements (the

Administrative Agent's determinations thereof being presumed correct absent manifest error) and (b) promptly following receipt of such notice, the Company shall make payment to the Administrative Agent for the accounts of the Lenders of an amount equal to such difference, without interest.

                                   ARTICLE III

                         Representations and Warranties

            The Company represents and warrants to the Lenders that:

            SECTION 3.01. Organization; Powers. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

            SECTION 3.02. Authorization; Enforceability. The Transactions are within the Company's (and, as applicable, each Borrowing Subsidiary's) corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, and each Borrowing Subsidiary Agreement with respect to any Borrowing Subsidiary (as to which a Borrowing Subsidiary Termination has not become effective) has been duly executed and delivered by the Company and such Borrowing Subsidiary and constitutes a legal, valid and binding obligation of the Borrowing Subsidiary thereunder, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Until such time as the resolutions contemplated by Section 5.01(f) shall have been delivered to the Administrative Agent, after giving effect to each Borrowing, the total of all notes, credit arrangements and/or other instruments of indebtedness issued by the Company and/or any subsidiary and/or affiliate (within the meaning of the most recent resolutions of the Board of Directors) and outstanding will not exceed the amount duly authorized by the resolutions of the Board of Directors of the Company at the time of such Borrowing.

            SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such consents, approvals, registrations, filings and other actions the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, except for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, except for such violations and defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries. Neither any party to the IJDA nor any Governmental Authority has claimed in writing that the IJDA is not valid or is not in full force or effect.

            SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its combined statement of financial position and combined statements of operations, divisional equity and cash flows (i) as of and for the fiscal years ended December 31, 1993, 1994 and 1995, respectively, reported on by Coopers & Lybrand L.L.P., independent public accountants, and included in the Information Statement, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 1996, certified by its chief financial officer, and included in the Company's Form 10-Q. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

            (b) The Company has heretofore furnished to the Lenders (i) its unaudited pro forma combined statements of financial position and combined statements of operations as of and for the fiscal years 1993-1995 on a stand-alone basis, and (ii) its projections (including income statements, balance sheets and cash flow projections of the Company and Subsidiaries for fiscal years 1996 through 2001, in each case included in the Confidential Information Memorandum dated November 1996 (the "Confidential Information Memorandum") as supplemented on November 15, 1996. Such pro forma financial statements have been prepared in good faith by the Company, based on assumptions believed by the management of the Company to be reasonable at the time made, as described in and subject to the Confidential Information Memorandum, and presents fairly on a pro forma basis the estimated financial position and operations of the Company and Subsidiaries as of the dates and for the periods set forth in the immediately preceding sentence. Such projections have been prepared in good faith by the Company, based on assumptions believed by the management of the Company to be reasonable at the time made.

            (c) Since December 31, 1995, there has been no material adverse change in the financial condition of the Company and its Subsidiaries, taken as a whole, as reflected in the financial statements referred to in Section 3.04(a)(i). Since November 1, 1996, there has been no material adverse change in the business, assets, operations or financial condition, of the Company and its Subsidiaries, taken as a whole.

            SECTION 3.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Company and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

            (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any Borrowing Subsidiary Agreement or the Transactions.

            (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

            (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

            SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

            SECTION 3.08. Investment and Holding Company Status. Neither the Company nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            SECTION 3.09. Taxes. Each of the Company and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.
87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any Borrowing Subsidiary Agreement or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

            SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth as of the Effective Date a list of all Subsidiaries and Material Subsidiaries and the percentage ownership interest of the Company therein. As of the Effective Date, the shares of capital stock of such Subsidiaries will be fully paid and non-assessable and such shares and other ownership interests so indicated by
Schedule 3.12 will be owned by the Company, directly or indirectly, free and clear of all Liens other than as permitted under Section 6.02.

            SECTION 3.13. Solvency. After the consummation of the Spin-Off and the other Transactions to occur on or prior to the Effective Date (including the making of the Loans to be made on the Effective Date and the application of the proceeds of such Loans), (a) the fair value of the assets of the Company will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

                                   ARTICLE IV

                                   Conditions

            SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

            (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

            (b) The Administrative Agent shall have received favorable written opinions (addressed to the

      Administrative Agent and the Lenders and dated the Effective Date) of Ellenore O'Hanrahan, deputy general counsel of the Company, and Simpson Thacher & Bartlett, counsel for the Company, substantially in the form of Exhibit B-1 and B-2, respectively, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

            (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

            (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chairman, the President, a Vice President or a Financial Officer of the Company, confirming (i) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02,
      (ii) that the Spin-Off shall have been consummated in all material respects with respect to the Company in accordance with the Spin-Off Information and all applicable laws and (iii) that as of the date of and after giving effect to the Spin-Off the Company's Net Cash shall have been greater than $60,000,000, together with a Schedule demonstrating the calculation of such amount.

            (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on December 20, 1996 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

            SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

            (a) The representations and warranties of the Company set forth in this Agreement and, in the case of a Borrowing by a Borrowing Subsidiary, the representations and warranties of such Borrowing Subsidiary in its Borrowing Subsidiary Agreement shall be true and correct on and as of the date of such Borrowing except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct on and as of such earlier date.

            (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

            (c) Unless and until the Administrative Agent shall have received a satisfactory copy of the resolutions contemplated by Section 5.01(f), the Administrative Agent shall have received a certificate, dated the date of such Borrowing and signed by a Financial Officer of the Company, confirming that after giving effect to such Borrowing, the total of all notes, credit arrangements, and/or other instruments of indebtedness issued by the Company and/or any subsidiary and/or affiliate (within the meaning of the most recent resolutions of the Board of Directors of the Company) and outstanding will not exceed the amount duly authorized by the resolutions of the Board of Directors of the Company at the time of such Borrowing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company and, if applicable, the relevant Borrowing Subsidiary on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section .

            SECTION 4.03. First Credit Event. The obligation of each Lender to make a Loan on the occasion of the initial Borrowing is subject to receipt by the Administrative Agent of a certificate, dated the date of such initial Borrowing and signed by a Financial Officer of the Company, confirming that (i) the Company's existing credit agreements (other than the agreements set forth in Schedule 4.03) have been terminated and all loans and obligations thereunder have been paid in full and (ii) no other Indebtedness (other than intercompany Indebtedness and Indebtedness permitted under Section 6.01) is outstanding on the date of such Borrowing.

            SECTION 4.04. Each Borrowing Subsidiary Credit Event. The obligation of each Lender to make Loans hereunder to any Borrowing Subsidiary is subject to the satisfaction of the following conditions:

            (a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of such Borrowing Subsidiary's Borrowing Subsidiary Agreement or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page thereof) that such party has signed a counterpart of such Borrowing Subsidiary Agreement.

            (b) The Administrative Agent shall have received a favorable written opinion of counsel for such Borrowing Subsidiary (which counsel shall be reasonably acceptable to the Administrative Agent), substantially in the form of Exhibit C, and covering such other matters relating to such Borrowing Subsidiary or its

      Borrowing Subsidiary Agreement as the Required Lenders shall reasonably request.

            (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions relating to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                                    ARTICLE V

                              Affirmative Covenants

            Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:

            SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (with a copy for each Lender):

            (a) within 90 days after the end of each fiscal year of the Company, its audited consolidated statement of financial position and related statements of operations, shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Arthur Andersen or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

            (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated statements of financial position and related statements of operations, shareholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

            (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11, 6.12 and 6.13, (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 affecting the Company and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) identifying all Material Subsidiaries; provided that the information described in this clause (iv) shall only be furnished concurrently with any delivery of financial statements under clause (a) above for fiscal year 1996 and thereafter to the extent that any material change to
      Schedule 3.06 shall have occurred;

            (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

            (e) promptly after the same become publicly available, copies of all periodic and other material reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and

      Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be, and all material amendments to any of the foregoing;

            (f) promptly after the same become effective, a certified copy of resolutions duly adopted by the Board of Directors of the Company ratifying the execution, delivery and performance of this Agreement in form and substance satisfactory to the Agent and its counsel and that said resolutions have not been amended or revoked and are in full force and effect on the date thereof; and

            (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.

            SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

            (a) the occurrence of any Default;

            (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

            (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; and

            (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

            SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where
(a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that any such insurance may be maintained through a program of self-insurance to the extent consistent with prudent business practice.

            SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in accordance with GAAP (or, in the case of a foreign Subsidiary, generally accepted accounting principles in the jurisdiction of organization of such Foreign Subsidiary). The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, if a Default shall have occurred and be continuing, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

            SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.

                                   ARTICLE VI

                               Negative Covenants

            Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:

            SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

            (a) Indebtedness created hereunder;

            (b) Indebtedness under the Brazilian Facility, but not any extension, renewal or replacement of such Indebtedness;

            (c) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided, that any Indebtedness permitted by this clause (c) shall be (x) evidenced by a promissory note or any other evidence of such Indebtedness, which shall have been duly authorized by and constitute a legal, valid and binding obligation of the obligor, in accordance with its terms, and (y) not subordinated to any Indebtedness of the obligor);

            (d) Guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

            (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such

      Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

            (f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $10,000,000 at any time outstanding; and

            (g) (i) Guarantees by the Company of Indebtedness of any Foreign Subsidiary permitted by this Section 6.01 in an aggregate principal amount not exceeding $15,000,000 at any time outstanding, (ii) other unsecured Indebtedness of Foreign Subsidiaries and (iii) Guarantees by the Company existing on the date hereof of loans and advances to officers of the Company in connection with stock purchases by such officers of shares of the Company in an aggregate principal amount not exceeding $1,600,000; provided that the aggregate principal amount of Indebtedness permitted by this subclause (iii) plus Guarantees permitted by subclauses (i) and (ii) above, without duplication, shall not at any time exceed $25,000,000.

            SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (including any capital stock or Indebtedness of a Subsidiary), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (a) Permitted Encumbrances;

            (b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

            (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or any Lien on any asset of any Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger, as the case may be,
      (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or the date of such merger, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof

      (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement); and

            (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such security interests secure only Indebtedness permitted by clause (e) of
      Section 6.01, (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

            (e) any Lien deemed to exist as a result of any transaction permitted under Section 6.07; and

            (f) any Lien to secure Indebtedness or other obligations if, the sum (without duplication) of all amounts secured by Liens which would not be permitted but for this clause (f) does not exceed $5,000,000.

            SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or any capital stock or Indebtedness of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, (i) the Company and its Subsidiaries may sell inventory and surplus or obsolete equipment in the ordinary course of business, (ii) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, the Company and its Subsidiaries may sell or dispose of assets or property (A) not having a value in the aggregate from the date hereof through the Maturity Date in excess of 5% of Consolidated Tangible Assets at the time of the most recent such sale or disposition or (B) in connection with any transaction permitted under Section 6.07, (iii) the sale or discount for fair value without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (iv) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (w) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (x) any Subsidiary may merge into any Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary or any non Wholly Owned Subsidiary may merge into any non Wholly Owned Subsidiary of which the Company owns, directly or indirectly, at least the same percentage of the equity, (y) any Wholly Owned Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Wholly Owned Subsidiary and (z) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and would not result in a Material Adverse Effect; provided that a Borrowing Subsidiary may not merge, consolidate, liquidate or dissolve unless, in addition to the foregoing conditions, the surviving entity, or the entity into which such Borrowing Subsidiary liquidates or dissolves, is a Borrower and assumes all Obligations of such Borrowing Subsidiary.

            (b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date hereof and businesses reasonably related thereto.

            SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions; Hedging Agreements. (a) The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (an "Investment"), except:

            (i) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business;

            (ii) loans and advances to employees and directors of the Company and its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Company and its Subsidiaries not to exceed $10,000,000 at any time outstanding;

            (iii) Permitted Investments;

            (iv) Investments by the Company existing on the date hereof in its Subsidiaries;

            (v) equity Investments in Subsidiaries in an aggregate amount not in excess of $10,000,000; any initial equity Investments in any Subsidiary created after the date hereof or in any Subsidiary that is dormant on the date hereof;

            (vi) Investments consisting of loans made by the Company or any Subsidiary in or to the Company or any other Subsidiary;

            (vii) (x) Guarantees constituting Indebtedness permitted by Section
      6.01 and (y) Guarantees by the Company in the ordinary course of its business; provided that the aggregate amount of Guarantees permitted by this subclause (y) plus the aggregate amount of all Guarantees permitted by subclause (i) of Section 6.01(g) shall not exceed in the aggregate $50,000,000 at any time outstanding;

            (viii) Investments existing or contemplated on the date hereof and set forth on Schedule 6.04(a);

            (ix) Investments contemplated under "Intercompany Transactions:
      Asset Purchases Post Spin," as set forth on Schedule 1.01(a); provided that the aggregate amount of Investments permitted by this clause (ix) shall not exceed $7,000,000 on a cumulative basis; and

            (x) Permitted Acquisitions.

            (b) The Company will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

            SECTION 6.05. Restricted Payments and Issuances. The Company will not declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, except that (a) the Company may declare and pay dividends or other distributions with respect to its capital stock payable solely in additional shares of its common stock, (b) the Company may make Restricted Payments to provide shares of common stock of the Company for issuance pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries, (c) the Company may buy back up to 267,000 of its shares from Cognizant Corporation as contemplated by the Spin-Off Information and (d) the Company may repay the Brazilian Facility and the other credit agreements, existing on the date of this Agreement and set forth on Schedule 4.03.

            (b) The Company will not permit any of its Subsidiaries to issue any shares of capital stock (other than (x) to the Company and, to the extent permitted by Section 6.04, to any of its Subsidiaries, (y) issuance of shares on a pro rata basis to the shareholders of the relevant Subsidiary or (z) any other issuance that is otherwise permitted by
Section 6.03).

            SECTION 6.06. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties,
(b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate and (c) transactions described in the Spin-Off Information.

            SECTION 6.07. Sale and Lease-Back Transactions. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person (other than a Subsidiary) whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for any such arrangements with respect to the vehicles owned by the Borrower and the Subsidiaries.

            SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause
(a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to (x) customary provisions in leases and other contracts restricting the assignment thereof and (y) customary transfer restrictions and right of first refusal in shareholders' agreements in existence on the date hereof or consistent with past practice.

            SECTION 6.09. Certain Agreements. The Company will not, and will not permit any of its Subsidiaries to, amend, waive or modify the "Distribution Agreement", the "Tax Allocation Agreement", the "Employee Benefits Agreement", the "Indemnity and Joint Defense Agreement", the "TAM Master Agreement", the "Intellectual Property Agreement", the "Shared Transactions Services Agreements", the "Data Services Agreements" or the "Transition Services Agreements", in each case as filed with the Securities Exchange Commission as an Exhibit to the Registration Statement on Form 10, of which the Information Statement constitutes a part thereof, or any other material agreement, (including any agreement related to the Brazilian Facility in any manner, if such amendment, waiver or modification (individually or in combination with other amendments, waivers and modifications) could reasonably be expected to result in a material adverse effect on (i) the business, assets, operations or financial condition of the Company or (ii) the rights of or remedies of the Lenders under this Agreement.

            SECTION 6.10. Borrowing Subsidiaries. The Company will not own or Control less than 95% of the ordinary voting power of any Borrowing Subsidiary.

            SECTION 6.11. Leverage Ratio. The Leverage Ratio will not exceed 2.00 to 1.00 at any time.

            SECTION 6.12. Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Company will not be less than (i) 1.00 to 1.00 through March 31, 1998, or (ii) 1.10 to 1.00 thereafter.

            SECTION 6.13. Minimum EBITDA. EBITDA for any period of four consecutive fiscal quarters of the Company ending during any of the periods set forth below will not be less than the amount set forth opposite such period:

            Period                                            Amount
            ------                                            ------
      Any period ending on or prior                         $115,000,000
      to March 31, 1997

      Any period ending after March                         $120,000,000
      31, 1997, and on or prior to
      December 31, 1997

      Any period ending thereafter                          $125,000,000

                                   ARTICLE VII

                                Events of Default

            If any of the following events ("Events of Default") shall occur and be continuing:

            (a) any Borrower shall fail to pay any principal of any Loan of such Borrower when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

            (b) any Borrower shall fail to pay any interest on any Loan of such Borrower or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by such Borrower under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

            (c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement, any Borrowing Subsidiary Agreement or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any Borrowing Subsidiary Agreement or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made;

            (d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Company's existence) or 5.08 or in Article VI;

            (e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any Borrowing Subsidiary Agreement (other than those specified in clause (a), (b), (c),
      (d) or (m) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Company;

            (f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

            (g) any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

            (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

            (j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

            (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

            (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

            (m) the Company shall fail to observe or perform any covenant, condition or agreement contained in Article IX, or the guarantee of the Company hereunder shall not be (or shall be claimed by any Person not to be) valid or in full force and effect;

            (n) the Company shall fail to observe or perform any material covenant, condition or agreement contained in the IJDA, or the IJDA shall not be valid or in full force and effect; or

            (o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in the case of any event with respect to any Borrowing Subsidiary described in clause (h) or (i) of this Article, (i) the eligibility of such Borrowing Subsidiary or any other Borrowing Subsidiary or the Company to borrow shall thereupon terminate and (ii) the Loans of such Borrowing Subsidiary shall become immediately due and payable, together with accrued interest thereon and all fees and other obligations thereunder of such Borrowing Subsidiary accrued thereunder, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrowing Subsidiary.


                                  ARTICLE VIII

                            The Administrative Agent

            Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

            The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Borrowing Subsidiary Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any Borrowing Subsidiary Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

            The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

            Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor (and, at any time when no Default shall have occurred and is continuing, with the prior written consent of the Company, which consent shall not be unreasonably withheld). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

            Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.


                                   ARTICLE IX

                                    Guarantee

            In order to induce the Lenders to extend credit hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations. The Company further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

            The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any Borrowing Subsidiary Agreement or any other agreement; or (c) the failure of any Lender to exercise any right or remedy against any Borrowing Subsidiary.

            The Company further agrees that its agreement hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or any other person.

            The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company or any other Borrower as a matter of law or equity.

            The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

            In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing

Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligation. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the judgment of any applicable Lender, not consistent with the protection of its rights or interests, then, at the election of any applicable Lender, the Company shall make payment of such Obligation in dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.

            Upon payment by the Company of any Obligation, each Lender shall, in a reasonable manner, assign the amount of such Obligation owed to it and so paid to the Company, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).

            Upon payment by the Company of any sums as provided above, all rights of Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Lenders.

                                    ARTICLE X

                                  Miscellaneous

            SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (a) if to any Borrower, to it in care of the Company at 177 Broad Street, Stamford, CT 60901, Attention of Frank Martell (Telecopy No. (203) 961-3177;

            (b) if to the Administrative Agent, to The Chase Manhattan Bank, Agent Bank Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No. (212) 552-5658), with a copy to The Chase Manhattan Bank, One Chase Manhattan Plaza, New York 10081, Attention of Bruce Langenkamp (Telecopy No. (212) 552-0259), and to any other applicable address specified in the Alternate Procedures;

            (c) if to the Swingline Lender, to The Chase Manhattan Bank, Agent Bank Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No. (212) 552-5658), with a copy to The Chase Manhattan Bank, One Chase Manhattan Plaza, New York 10081, Attention of Bruce Langenkamp (Telecopy No. (212) 552-0259); and

            (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

            SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section , and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

            (b) Neither this Agreement nor any Borrowing Subsidiary Agreement nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders (and, in the case of a Borrowing Subsidiary Agreement, the applicable Borrowing Subsidiary); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (including in connection with any Multicurrency Loan any reduction described in this subclause (ii) that would affect such

Lender given such Lender's obligation to acquire a participation therein pursuant to Section 2.01(d)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (including in connection with any Multicurrency Loan any postponement, reduction or waiver described in this subclause (iii) that would affect such Lender given such Lender's obligation to acquire a participation therein pursuant to Section 2.01(d)), (iv) change
Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company from, or limit or condition, its obligations under Article IX, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be.

            SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any Borrowing Subsidiary Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any Borrowing Subsidiary Agreement, including its rights under this Section , or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

            (b) The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any Borrowing Subsidiary Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

            (c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or the Swingline Lender under paragraph (a) or (b) of this Section , each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such.

            (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Borrowing Subsidiary Agreement or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

            (e) All amounts due under this Section shall be payable promptly after written demand therefor.

            SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (including any Borrowing Subsidiaries) and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any Borrowing Subsidiary Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Company and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its Swingline Exposure or Multicurrency Loan Exposure, the Swingline Lender and each Multicurrency Lender, as applicable; provided that, in the case of an assignment of a Lender's obligations in respect of its Multicurrency Commitment such Lender will not assign such obligations to any Lender that to the knowledge of the assigning Lender would be entitled, immediately following such assignment, to claim a greater amount than such assigning Lender under Section 2.14, 2.15 or
2.16 if another Lender or another financial institution that would not be entitled to claim such greater amount shall have offered to assume such obligations; it being understood that such assigning Lender must give a 30-day prior written notice to the Company of any assignment if such assigning Lender shall have knowledge that such assignment would entitle the assignee to claim a greater amount as described in this proviso) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld),
(ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; pro-vided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Company. Upon acceptance and recording pursuant to paragraph (d) of this Section , from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section .

            (c) The Administrative Agent, acting for this purpose as an agent of the Borrowers shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section , the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (e) Any Lender may, without the consent of any Borrower, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section , each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section .

            (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

            (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

            SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the Borrowing Subsidiary Agreements and the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consumma-tion of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

            SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto (excluding any Borrowing Subsidiaries), and thereafter shall be binding upon and inure to the benefit of the parties hereto (including any Borrowing Subsidiaries) and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

            (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

            (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here-after have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section . Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement (including any Borrowing Subsidiaries) irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section , to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section , "Information" means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

            SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

            SECTION 10.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

            (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the

Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                    ACNIELSEN CORPORATION,

                                      by
                                         -------------------------------
                                         Name:
                                         Title:


                                    THE CHASE MANHATTAN BANK,
                                    individually and as Administrative
                                    Agent,

                                      by
                                         -------------------------------
                                         Name:
                                         Title:


                                    THE NORTHERN TRUST COMPANY,
                                    individually and as
                                    Co-Agent,

                                      by
                                         -------------------------------
                                         Name:
                                         Title:

                                    ABN AMRO BANK N.V., NEW YORK BRANCH,

                                      by
                                         -------------------------------
                                         Name:
                                         Title:


                                      by
                                         -------------------------------
                                         Name:
                                         Title:


                                    THE BANK OF NEW YORK,

                                      by
                                         -------------------------------
                                         Name:
                                         Title:


                                    CORESTATES BANK, N.A.,

                                      by
                                         -------------------------------
                                         Name:
                                         Title:


                                    CREDITO ITALIANO,

                                      by
                                         -------------------------------
                                        Name:
                                        Title:

                                    THE FIRST NATIONAL BANK OF BOSTON,

                                      by
                                         -------------------------------
                                                        Name:
                                                       Title:


                                    MIDLAND BANK PLC, NEW YORK BRANCH,

                                      by
                                         -------------------------------
                                        Name:
                                        Title:


                                    PNC BANK, NATIONAL ASSOCIATION,

                                      by
                                         -------------------------------
                                        Name:
                                        Title:


                                    THE SANWA BANK LIMITED,

                                      by
                                         -------------------------------
                                        Name:
                                        Title:


                                    TORONTO DOMINION (NEW YORK), INC.,

                                      by
                                         -------------------------------
                                        Name:
                                        Title:

                                    SOCIETE GENERALE,

                                      by
                                         -------------------------------
                                           Name:
                                           Title: